Exhibit 99

The Exploration Company Reports Continued Success in Glen Rose Porosity Play; Reserve Growth Continues

     SAN ANTONIO--(BUSINESS WIRE)--September 7, 2005--The Exploration Company (Nasdaq:TXCO) today reported continued Glen Rose porosity oil play success on its Maverick Basin acreage block in Southwest Texas. TXCO also reported higher proved reserve estimates at midyear 2005.
     Through the end of August, TXCO had drilled or participated in five Glen Rose porosity wells in the third quarter. The Comanche 3-112 (50 percent working interest) flowed 1,000 barrels of oil with no water in less than two hours while drilling, a rate of more than 12,000 barrels of oil per day (BOPD) on a normalized basis. The well will be placed on production shortly, probably at 500-700 BOPD. The Cage 1-21 (50% WI) tested 1,094 BOPD and no water on a 12/64-inch choke with 610 pounds per square inch flowing tubing pressure. Placed on production in mid August at 500 BOPD, the well has produced more than 8,000 barrels of oil and no water to date. The Comanche 2-113H (50%WI) flowed five barrels of oil per hour with 120 barrels of water in tests and is now in completion.
     Meanwhile, two porosity wells drilled in the second quarter and placed on production in July continue to maintain strong oil flows. The Cage 1-45H (50%
WI) currently flows at approximately 700 BOPD with no water, producing more than 30,000 barrels of oil to date. The Comanche 1-1 (50% WI) is flowing at approximately 350 BOPD and 300 barrels of water per day, producing some 29,000 barrels of oil to date.
     Overall through the end of August, TXCO has spudded or re-entered 39 of 60 wells budgeted this year targeting multiple formations on its Texas acreage, including 11 wells thus far in the third quarter. Year to date, a total of 22 wells have been placed on production, 14 wells are in process or awaiting completion and three wells are drilling. A fourth rig is in transit to a new Glen Rose porosity location.

     Reserve Growth Continues

     TXCO continued its trend of strong proved reserve growth during the first half, based on internally generated estimates. Estimated June 30 proved oil and gas reserves rose to a record 41.8 billion cubic feet equivalent (Bcfe), up 10 percent from 37.9 Bcfe reported at year-end 2004. Combined with first-half production of 2.3 Bcfe, the Company's gross proved reserve additions during the first six months of 2005 were 6.2 Bcfe. Since year-end 2002, TXCO's proved reserves have increased 77 percent. At June 30, approximately 69 percent of TXCO's proved reserves are oil and 31 percent natural gas. Reserve estimates are prepared in accordance with SEC and Financial Accounting Standards Board requirements. Year-end 2004 estimates were prepared by DeGolyer and MacNaughton, Dallas. The Company's internal reservoir engineering staff prepared the midyear estimates, assisted by William Cobb & Associates, Dallas, which prepared a review of TXCO's waterflood operations in the Pena Creek field.

     Management's Perspective

     "Going forward, we expect oil sales from the promising Glen Rose porosity play to increase by 75 percent or more since June," said President and CEO James
E. Sigmon. "Six of the seven porosity wells we have drilled in 2005 have been excellent producers. At current commodity prices, these wells pay out in 30 to 45 days. Our technical staff's increasing expertise with this complex and challenging play continues to refine drilling and completion techniques, which should lead to reduced drilling costs and maximized production. The porosity play alone contains hundreds of seismically defined drilling prospects awaiting the drillbit.
     "Overall, I believe TXCO will have a strong second half as we maintain an active drilling program," he continued. "Our large Maverick Basin block of more than 700,000 gross acres continues to offer significant potential for higher sales and reserves in multiple formations as we accelerate the development of its multi-play/multi-pay potential."

     About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

     Forward-Looking Statements

     Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2004, and its Form 10-Q for the quarter ended June 30, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge from the Company upon request.


     CONTACT: The Exploration Company, San Antonio
              Investors:
              Roberto R. Thomae, 210-496-5300, ext. 214
              bthomae@txco.com
              or
              Media:
              Paul Hart, 210-496-5300, ext. 264
              pdhart@txco.com